PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements are presented to illustrate the financial statement effect of the Merger, as described previously in this Proxy Statement/Prospectus, and should be read in conjunction with the historical financial statements of E/C and La-Z-Boy contained elsewhere herein. The pro forma condensed combined financial statements have been prepared assuming that the Merger will be accounted for as a purchase and, accordingly, the cost of E/C assets acquired and liabilities assumed will be allocated at their estimated fair values, based upon appraisals, net realizable values, or other analysis, with appropriate recognition given to the effect of current interest rates and income taxes. The excess of the net assets acquired over the purchase price will be recorded as goodwill. The pro forma fair values used herein are preliminary and subject to further refinement, however, the final allocation is not expected to materially differ from the pro forma presentation.

     The accompanying unaudited pro forma condensed combined balance sheet adjusts the historical balance sheets of La-Z-Boy and E/C at January 28, 1995 and December 31, 1994, respectively, as if the Merger had occurred as of that period end.

     The accompanying unaudited pro forma condensed combined statements of operations adjust the historical statements of operations of La-Z-Boy and E/C for their respective fiscal years ended April 30, 1994 and June 30, 1994 and for the nine month periods ended January 28, 1995 and December 31, 1994, respectively, as if the Merger had become effective at the beginning of each of the respective periods presented.

     The pro forma condensed combined financial statements may not be indicative of the combined results of operations or combined financial position that actually would have been achieved if the Merger had been in effect as of the date and for the periods indicated or which may be obtained in the future.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
            REFLECTING LA-Z-BOY AFTER GIVING EFFECT TO THE MERGER
                            (Dollars in thousands)

                                                                  Unaudited
                                  Unaudited  Unaudited            Pro Forma
                                  La-Z-Boy      E/C        -----------------------
                                   1/28/95    12/31/94       Adjustments(1) Balance
Current Assets
  Cash and equivalents             $ 41,552     $   285      $(6,515)(b)   $ 35,322
  Receivables                       166,506       3,721                     170,227
  Inventories                        75,634       9,031                      84,665
  Deferred income taxes              17,820                                  17,820
  Other current assets                5,084         335                       5,419
      Total current assets          306,596      13,372       (6,515)       313,453

Property, plant, and equipment       97,552      21,679                     119,231
Goodwill                             20,085                   20,769 (b)     40,854
Other long-term assets               17,191         568                      17,759
      Total assets                 $441,424     $35,619      $14,254       $491,297

Current Liabilities
  Current portion of long-term
   debt                            $  1,875     $ 2,325                    $  4,200
  Accounts payable                   29,761       4,929                      34,690
  Other current liabilities          44,528       3,214                      47,742
    Total current liabilities        76,164       10,468                     86,632

Long-term debt                       56,245      12,345      $ 6,515 (b)     75,105
Deferred income taxes                 6,424         140          860 (a)      7,424
Other long-term liabilities           8,170           0                       8,170
Equity subject to redemption                     12,666     (12,666) (b)          0
Shareholder's equity                294,421           0       19,545 (b)    313,966
    Total liabilities, equity
     subject to redemption and
     shareholders' equity          $441,424     $35,619      $14,254       $491,297

[FN]
- -----------------

     (1) The pro forma condensed combined balance sheet has been prepared to reflect the acquisition of E/C by La-Z-Boy for an estimated aggregate price of $32,575 and a negotiated value of $30 per share of La-Z-Boy Common Stock. The $30 value per share is the value stated in the Plan of Merger and was used to determine the ratio of exchange. At April 13, 1995, the closing price for La-Z-Boy Common Stock was $27.625. The Plan of Merger requires that more than 50% of the initial consideration be paid in La-Z-Boy Common Stock with the remainder paid in cash and/or La-Z-Boy Notes. Furthermore, additional payments in La-Z-Boy Common Stock may be required if the Surviving Corporation exceeds predetermined Pre-Tax Income, as defined and determined in accordance with the Plan of Merger in the two successive twelve month periods following the Merger. It should be noted that E/C has not attained these performance levels at any time in its history. These possible additional payments have not been reflected in the pro forma condensed combined balance sheet. Should such additional payments be required, La-Z-Boy will record additional goodwill which will be amortized over the remaining life of the original goodwill. For purposes of these pro forma adjustments, it is assumed that 60% of the initial consideration will be made in La-Z-Boy Common Stock, 20% in cash, and 20% in La-Z-Boy notes. Pro forma adjustments are made to reflect:

     (a) The estimated deferred income tax liability arising upon termination of E/C's S-corporation tax status.

     (b) Consideration given in the form of cash payment of $6,515, La-Z-Boy Notes of $6,515 at 8% for four years, and 651,500 shares of La-Z-Boy Common Stock issued and valued at $30 per share, with the excess of acquisition cost ($32,575) over the estimated fair market value of net assets acquired ($11,806) resulting in $20,769 of goodwill. The estimated Fair Market Value of net assets acquired is equal to the E/C equity subject to redemption less the estimated deferred income tax liability from (a) above.


     The pro forma balance sheet reflects dividends totaling approximately $856 declared by E/C but not paid as of December 31, 1994.

     In February 1995, E/C received life insurance proceeds totaling $850 on key man policies covering the former chairman of the board, Dwight England, who died in January, 1995. On February 23, 1995 E/C distributed 50% of these proceeds or $1.43 per share to its shareholders in accordance with the provisions of the Reorganization Agreement. See "The Merger and Related Transactions -- Distributions Prior to Closing." Dividends will be distributed for the period January 1, 1995, through the Effective Time of the merger based on 60% of the taxable income earned during this period. Such dividends have not been reflected in this pro forma table.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Stock and 18% cash, Total assets and Total liabilities, equity subject to redemption and shareholders' equity would be $491,857. If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, Total assets and Total liabilities, equity subject to redemption and shareholders' equity would be $495,237.

               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                      OF OPERATIONS REFLECTING LA-Z-BOY
                      AFTER GIVING EFFECT TO THE MERGER
                    (in thousands, except per share data)

                                     La-Z-Boy                                (Unaudited)
                                    Year Ended          E/C                   Pro Forma
                                    (53 weeks)      Year Ended       ------------------------
                                     4/30/94          6/30/94        Adjustments(1)   Balance

Sales                                $ 804,898      $ 105,781                       $ 910,679

Cost of sales                          593,890         87,288                         681,178


Gross profit                           211,008         18,493                         229,501

Selling, general, and
administrative expense(3)              151,756         14,484         $   720 (b)     166,960

Operating profit                        59,252          4,009            (720)         62,541

Interest expense                         2,822          1,387             521 (a)       4,730

Other income                             1,725             79            (228)(c)       1,576

Pre-tax income                          58,155          2,701          (1,469)         59,387

                                                                          872 (d)
Income taxes                            23,438            122            (291)(e)      24,141

Income before accounting change      $  34,717      $   2,579         $(2,050)      $  35,246
Pro forma taxes                                           994

Pro forma net income                                 $  1,707

Average shares and equivalent
shares outstanding                      18,268                            652(2)       18,920

Income per share before
accounting change                    $    1.90                                      $    1.86

[FN]
- ----------------

     (1) The pro forma condensed combined statement of operations has been adjusted by the following to reflect the Merger as if it were effective at the beginning of the period:

     (a) Additional annual interest expense of $521 attributed to assumed issuance of La-Z-Boy Notes of $6,515 at 8%.

     (b) Amortization of estimated goodwill on a straight line basis over 30 years.

      (c) Reduction in interest income of $228 attributed to assumed payment of $6,515 in cash at 3.5%, the average interest rate for investments during the period.

     (d) Reflects additional income taxes on historical earnings of E/C as if E/C was not an S corporation during the period. For purposes of this calculation a combined federal and state rate of 36.8% was used. The federal tax portion was derived by subtracting the actual state taxes incurred from the estimated combined taxes.

     (e) Reduction of income taxes related to the additional expenses and a decrease in interest income, excluding non-deductible amortization, at an effective rate of 38.9%. As a tax free reorganization, the goodwill and resulting amortization are not recognized or deductible for tax purposes.

     (2) Assumes 651,500 shares of La-Z-Boy Common Stock are issued to E/C shareholders, as described in note 1 to the pro forma condensed combined balance sheet.

     (3) During the fourth quarter of fiscal 1994 E/C recorded a charge of $600 in connection with a one-time bonus paid to its former chief executive officer.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Stock and 18% cash, the income per share before accounting change would be $1.86. If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, the income per share before accounting change would be $1.85.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
            REFLECTING LA-Z-BOY AFTER GIVING EFFECT TO THE MERGER
                    (In thousands, except per share data)

                                   (Unaudited)  (Unaudited)
                                    La-Z-Boy        E/C             (Unaudited)
                                    39 Weeks     9 Months            Pro Forma
                                      Ended        Ended     ------------------------
                                    1/28/95     12/31/94(1)   Adjustments(2)  Balance

Sales                                $ 615,787   $  76,817                   $ 692,604

Cost of sales                          458,237      63,138                     521,375
  Gross profit                         157,550      13,679                     171,229

Selling, general, and
 administrative expenses               116,187      10,472      $  519 (b)     127,178

  Operating profit                      41,363       3,207        (519)         44,051

Interest expense                         2,455        1,361       $ 391(a)       4,207

Other income                             1,705          90        (244)(c)       1,551

Pre-tax income                          40,613        1,936        (1,154)        41,395

                                                                    631(d)
Income taxes                            17,044          82        (247)(e)      17,510

Net income                           $  23,569   $    1,854       $(1,538)   $  23,885

Pro forma income taxes                                 713

Pro forma net income                             $    1,223

Average shares and equivalent
  shares outstanding                    18,083                     652 (3)      18,735

Income from continuing operations
  per share                          $    1.30                               $    1.27



- ------------------

     (1) E/C's fiscal year ends on June 30; therefore, its operating results for the nine months ended December 31, 1994 include the fourth quarter of its fiscal year ended June 30, 1994. During the fourth quarter of fiscal 1994, E/C recorded a charge of $600 to selling, general and administrative expenses in connection with a one-time bonus paid to its former chief executive officer.

     (2) The pro forma income statement has been adjusted by the following to reflect the Merger as if effective at the beginning of the period:

     (a) Additional interest expense of $391 attributed to assumed issuance of La-Z-Boy Notes of $6,515 at 8%.

     (b) Amortization of estimated goodwill on a straight line basis over 30 years.

     (c) Reduction in interest income of $244 attributed to assumed payment of           $6,515
in cash at 5%, the average interest rate for investments                                         during the period.

     (d) Reflects additional income taxes on historical earnings of E/C as if E/C was not an S corporation during the period. For purposes of this calculation a combined federal and state tax rate of 36.8% was used. The federal tax portion was derived by subtracting the actual state taxes incurred from the estimated combined taxes.


     (e) Reduction of income taxes related to the additional expenses and a decrease in interest income, excluding non-deductible amortization, at an effective rate of 38.9%. As a tax free reorganization, the goodwill and resulting amortization are not recognized or deductible for tax purposes.

     (3) Assumes 651,500 shares of La-Z-Boy Common Stock are issued to E/C shareholders, as described in note 1 to the pro forma condensed combined balance sheet.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Stock and 18% cash, the income per share before accounting change would be $1.28. If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, the income per share before accounting change would be $1.27.


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



England/Corsair, Inc.
Tazewell, Tennessee

     We have audited the accompanying balance sheets of England/Corsair, Inc. as of June 30, 1994 and 1993, and the related statements of income, equity subject to redemption and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of England/Corsair, Inc. at June 30, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.



High Point, North Carolina                                        BDO SEIDMAN
August 12, 1994

                             ENGLAND/CORSAIR, INC.

                                BALANCE SHEETS
                                (IN THOUSANDS)

June 30,                                                                   1994          1993
- ----------------------------------------------------------------------------------------------
ASSETS

Current
  Cash                                                                  $   218       $   109
  Receivables:
     Trade, less allowance of $68 for possible losses                       833           397
     Factors (Note 1)                                                     2,129           986
  Inventories (Note 2)                                                    9,551        10,004
  Other, including prepaid expenses                                         326           129


TOTAL CURRENT ASSETS                                                     13,057        11,625



PROPERTY AND EQUIPMENT, less accumulated
  depreciation and amortization (Notes 3, 5 and 6)                       20,795        16,325



OTHER, including cash surrender value of insurance
  (face amount $3,050) on officers' lives, less
  loans of $40                                                              515           466

                                                                        $34,367      $ 28,416

                                                                            F-4

                             ENGLAND/CORSAIR, INC.
                          BALANCE SHEETS (CONCLUDED)
                     (IN THOUSANDS EXCEPT SHARE AMOUNTS)

June 30,                                                                   1994          1993
- ----------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY SUBJECT TO REDEMPTION

CURRENT LIABILITIES
  Accounts payable - trade                                              $ 6,397       $ 5,294
  Accruals:
     Compensation                                                         1,577         1,158
     Employee benefits (Note 6)                                             241           202
     Income taxes                                                            58            66
     Interest                                                                86            70
  Current maturities of long-term debt (Note 5)                             860           780
  Current maturities of capital lease obligations (Note 6)                1,826         1,190


TOTAL CURRENT LIABILITIES                                                11,045         8,760

LONG-TERM DEBT, less current maturities (Note 5)                          6,885         3,590

CAPITAL LEASE OBLIGATIONS, less current maturities (Note 6)               4,523         2,059

DEFERRED INCOME TAXES (Note 7)                                              140            90

EQUITY SUBJECT TO REDEMPTION (Notes 6 and 9)
  Common stock (Notes 6 and 9):
    Class A, without par value - shares authorized, 500,000;
      issued 262,252                                                        262           --
    Class B, without par value - shares authorized, 500,000;
      issued 72,678                                                          73           --
    Common stock, $1 par - shares authorized, 0 in 1994 and
      500,000 in 1993; issued 334,930 in 1993                                --           335
  Retained earnings                                                      12,882        15,025
  Treasury stock, at cost, 37,600 shares of Class A
    Common stock                                                         (1,443)       (1,443)


TOTAL EQUITY SUBJECT TO REDEMPTION                                       11,774        13,917


TOTAL LIABILITIES AND EQUITY SUBJECT TO REDEMPTION                       34,367        28,416

Commitments (Note 6)

                                                                        $34,367       $28,416


See accompanying summary of accounting policies and notes to financial statements.

                                                                            F-5

                             ENGLAND/CORSAIR, INC.
                             STATEMENTS OF INCOME
                                (IN THOUSANDS)

Year ended June 30,                                             1994         1993        1992
- ----------------------------------------------------------------------------------------------
NET SALES                                                   $105,781    $  99,435    $ 86,175

COST OF SALES                                                 87,288       79,905      69,107


GROSS PROFIT ON SALES                                         18,493       19,530      17,068

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Note 10)                                          14,484       12,632      10,040


OPERATING INCOME                                               4,009        6,898       7,028


OTHER INCOME (EXPENSE)
  Interest expense                                            (1,387)      (1,139)     (1,359)
  Interest income                                                 69           66          54
  Miscellaneous - net                                             10           57          70


TOTAL OTHER INCOME (EXPENSE)                                  (1,308)      (1,016)    (1,235)


INCOME BEFORE TAXES ON INCOME                                  2,701        5,882      5,793

TAXES ON INCOME (BENEFIT) (Note 7)                               122         (499)     2,100


NET INCOME                                                  $  2,579    $   6,381   $  3,693


NET INCOME PER SHARE -
HISTORICAL                                                                          $  12.37

PRO FORMA AMOUNTS (Note 9)
  INCOME BEFORE TAXES                                       $  2,701    $   5,882
  INCOME TAXES AT 36.8%                                          994        2,165
  NET INCOME                                                $  1,707    $   3,717

  PRO FORMA INCOME PER SHARE                                $   5.75    $   12.47

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                  STATEMENTS OF EQUITY SUBJECT TO REDEMPTION
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        Common Stock          Treasury Stock
                                     ------------------     ------------------        Retained
                                      Shares    Amount       Shares     Amount        earnings
- ----------------------------------------------------------------------------------------------
BALANCE, July 1, 1991                307,800     $308       36,500     $ 1,361       $  8,212

ADD - net income for the year              -        -            -           -          3,693

DEDUCT:
   S Corporation distributions             -        -            -           -           (597)
   10% stock dividend                 27,130       27            -           -            (27)


BALANCE, June 30, 1992               334,930      335       36,500       1,361         11,281

ADD - net income for the year              -        -            -           -          6,381

DEDUCT:
   S Corporation distributions             -        -            -           -         (2,637)
   Purchase of treasury stock              -        -        1,100          82              -


BALANCE, June 30, 1993               334,930      335       37,600       1,443         15,025

ADD - net income for the year              -        -            -           -          2,579

DEDUCT - S Corporation distributions       -        -            -           -         (4,722)


BALANCE, June 30, 1994               334,930     $335       37,600     $ 1,443       $ 12,882

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

Year ended June 30,                                        1994           1993           1992
- ----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers                        $ 104,185      $ 108,455      $  93,995
  Cash paid to suppliers and employees                  (97,395)       (98,137)       (86,662)
  Interest paid                                          (1,370)        (1,098)        (1,377)
  Interest received                                          69             66             54
  Income taxes paid, net of refunds received                (80)        (1,219)        (1,424)
  Other receipts                                             10             57             93


NET CASH PROVIDED BY OPERATING ACTIVITIES                 5,419          8,124          4,679


CASH FLOWS FROM INVESTING ACTIVITIES
  Distributions to stockholders                          (4,722)        (3,234)             -
  Capital expenditures                                   (3,272)        (2,965)          (983)
  Increase in cash surrender value of insurance             (19)           (11)           (25)
  Purchase of treasury stock                                  -            (82)             -


NET CASH USED IN INVESTING ACTIVITIES                    (8,013)        (6,292)        (1,008)


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt                5,170              -         (1,500)
  Principal payments on long-term debt                   (1,795)          (790)        (1,159)
  Principal payments under capital lease obligations       (672)        (1,030)        (1,009)


NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       2,703         (1,820)        (3,668)


NET INCREASE IN CASH                                        109             12              3

CASH, at beginning of year                                  109             97             94


CASH, at end of year                                  $     218      $     109      $      97

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                     STATEMENTS OF CASH FLOWS (CONCLUDED)
                                (IN THOUSANDS)

Year ended June 30,                                             1994        1993         1992
- ----------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
     Net income                                              $ 2,579      $6,381      $ 3,693


     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                         2,574       1,908        1,802
         Deferred income taxes                                    50        (784)        (116)
         Provision for losses on accounts receivable              17          64           33
         Loss on disposition of assets                             -           -           22
         Change in assets and liabilities:
           Decrease (increase) in accounts receivable         (1,596)         94         (325)
           Decrease (increase) in inventories                    453      (1,529)       1,093
           Decrease (increase) in prepaid expenses and
              other assets                                      (227)       (248)         (25)
           Increase (decrease) in payables and accrued
              expenses                                         1,577       3,172       (2,290)
           Increase (decrease) in income taxes payable            (8)       (934)         792


     Total adjustments                                         2,840       1,743          986


NET CASH PROVIDED BY OPERATING ACTIVITIES                    $ 5,419      $8,124      $ 4,679

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                        SUMMARY OF ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS         The Company was incorporated in Tennessee
                                  in 1964 and is engaged primarily in the
                                  design, manufacture and sale of upholstered residential furniture. In addition, the
                                  Company imports and sells occasional tables.

SALES RECOGNITION AND
CREDIT RISK                       Sales are made to the retail furniture
                                  industry primarily in the United States and Canada. Sales are recognized when delivered and accepted by the customer. The Company uses factoring arrangements to minimize the risk on accounts receivable. The Company has no concentrated sales or credit risk with any individual customer.

INVENTORIES                       Inventories are valued at the lower of cost
                                  (first-in, first-out) or market. Routine maintenance, operating and office supplies are not inventoried.

PROPERTY, EQUIPMENT AND
DEPRECIATION                      Property and equipment are stated at cost.
                                  Depreciation is computed using straight-line and accelerated methods for financial reporting purposes over the following estimated useful lives:

                                                                      Years
                                  Buildings and land
                                   improvements                       5 - 30
                                  Machinery and equipment             5 - 10
                                  Furniture, fixtures and office
                                   equipment                          3 - 10
                                  Transportation equipment            3 -  7
                                  Other vehicles                      3 -  7

                                  For income tax reporting purposes,
                                  depreciation is computed under the same
                                  methods used for financial reporting purposes except for additions after June 30, 1986 for which the straight-line method is used for financial reporting purposes and accelerated methods are used for income tax reporting purposes.

PRO FORMA DATA                    Pro forma adjustments are presented to
                                  reflect a provision for income taxes based upon pro forma income before taxes as if the Company had not been an S Corporation for the years ended June 30, 1994 and 1993.

See accompanying notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                        SUMMARY OF ACCOUNTING POLICIES
                                  (CONCLUDED)


TAXES ON INCOME                   In July 1992, the Company elected S
                                  Corporation status for federal income tax purposes (see Note 7).

                                  For the year ended June 30, 1993, the Company elected early adoption of the method for accounting for income taxes pursuant to the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
                                  109). SFAS 109, effective for fiscal years beginning after December 15, 1992, requires, among other things, a liability approach to calculating deferred income taxes. This change had no material effect on earnings for the year ended June 30, 1993.

                                  Deferred income taxes are provided on the difference in earnings determined for tax and financial reporting purposes. Since July 1, 1992 deferred taxes are provided for certain state income taxes only, as these states do not recognize the S Corporation election.


EMPLOYEE BENEFITS                 The Company does not provide post-employment
                                  or retirement benefits to its employees.
                                  Accordingly, the provisions of the Financial
                                  Accounting Standards Board's Statements of
                                  Financial Accounting Standards No. 106
                                  "Employers' Accounting for Post-retirement
                                  Benefits other than Pensions" and No. 112
                                  "Employers' Accounting for Postemployment
                                  Benefits" do not have an effect on the
                                  financial condition or results of operations of the Company.


STATEMENTS OF CASH FLOWS          For purposes of the statements of cash flows,
                                  the Company considers investments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at June 30, 1994 or 1993.


FREIGHT REVENUES AND COSTS        Freight revenues are classified as an offset
                                  against freight costs which are classified as a cost of sales.

See accompanying notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1.   ACCOUNTS RECEIVABLE
     AND FACTORING
     AGREEMENT                    The Company factors most of its customer
                                  accounts receivable with two factors. Of the receivable invoices factored, most are factored without recourse. Under the terms of the agreement, the Company may receive advances prior to the due dates of the factored invoices. Such advances, available from ninety to one hundred percent of the factored receivables, bear interest at the prime rate.


2.   INVENTORIES                  Inventories are summarized as follows:

                                                        1994           1993
- -----------------------------------------------------------------------------
Finished products, including tables                   $ 2,784         $ 3,713
Work-in-process                                           516             631
Raw materials                                           6,251           5,660


Total inventories                                     $ 9,551         $10,004


3.   PROPERTY AND
     EQUIPMENT                    Major classes of property and equipment
                                  consist of the following:

                                                         1994         1993
- ------------------------------------------------------------------------------
Land                                                  $   987         $   987
Buildings and improvements                             12,021          10,330
Machinery and equipment (Note 5)                        4,558           4,341
Furniture, fixtures and office equipment                2,436           1,746
Transportation equipment (Note 5)                      10,268           6,452
Other vehicles                                          1,465           1,255


Totals                                                 31,735          25,111

Less accumulated depreciation
  and amortization                                    (10,940)         (8,786)


Net property and equipment                            $20,795        $ 16,325


4.   NOTES PAYABLE                In July 1994, the Company entered into an
                                  agreement with a bank which provides for a line of credit up to a maximum of $3,750 with interest at the lesser of the prime rate less .5 percent or the LIBOR rate plus 1.2 percent.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)

4.   NOTES PAYABLE
     (CONCLUDED)       Any amounts outstanding under this line of credit
                       at September 1, 1997 will convert to a term loan with monthly payments beginning in September 1997 with the remaining balance to be paid in August
                       2001. The payments will be based upon an amortization period of ten years.

                       In addition to the line of credit, the agreement also provides for borrowings of an additional $3,750. Under a bridge loan provided by the bank, $3,750 was outstanding at June 30, 1994 (see note 5).


5.   LONG-TERM DEBT          Long-term debt consists of:

                                              1994         1993
- -----------------------------------------------------------------
Note to bank payable $43 per
     month, including interest at
     6.95%, beginning September
     1997, with the remaining
     balance of approximately
     $2,600 due August 2001,
     collateralized by property
     and equipment (see Note 4)              $3,750     $     --

Notes to shareholders payable $64
     per quarter, plus interest at 7%
     beginning August 1994 through
     May 1999 (subordinated)                  1,288           --

Note to bank payable $47 per
     quarter, plus interest at the
     prime rate plus 1% through
     November 1995 with the remaining
     balance due November 1995,
     collateralized by property                 265         1,443

Note to bank payable $50 per
     quarter, plus interest at the
     prime rate plus .75%, through
     August 1995 with the remaining
     balance due November 1995,
     collateralized by property               1,145         1,345

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


5.   LONG-TERM DEBT
     (CONCLUDED)

                             Industrial revenue bond
                              payable $13 per quarter,
                              plus interest at 90% of the
                              prime rate through
                              September 2008 with a
                              final payment due October
                              2008, collateralized by
                              property                                  725      775

                             Note payable $4 per month,
                              including interest at 10%
                              through February 2002,
                              collateralized by property
                              and guaranteed by a
                              stockholder                               276      299

                             Other, collateralized by property
                              and transportation equipment              296      508

                             Totals                                   7,745    4,370

                             Less current maturities                    860      780

                             Total long-term debt                    $6,885   $3,590


                             At June 30, 1994, the approximate aggregate amounts of long-term debt maturing in each of the next five years are as follows: 1995 - $860; 1996 - $1,370; 1997 - $355; 1998 - $570;
                             and 1999 - $640.  Certain of the above
                             loan agreements contain covenants with
                             respect to working capital, total indebtedness, capital expenditures, stockholders' equity, earnings and dividends. At June 30, 1994, the Company was in compliance with the provisions of the agreements.



6.   COMMITMENTS             Leases

                             The Company leases showroom facilities, a manufacturing facility, a research facility, equipment and delivery equipment under operating leases that expire over the next five years.
                             In most cases, management expects that in the normal course of business, leases will be renewed or replaced with other leases. Rent expense was approximately $520, $685 and $490 for years ended June 30, 1994, 1993 and 1992, respectively. In addition, the Company leases equipment (primarily trucks used as transportation equipment) under capital leases expiring at various dates through May, 1998.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


6.   COMMITMENTS
     (CONTINUED)                  Following is an analysis of leased property
                                  under capital leases by major classes:

Asset balances at June 30,             1994            1993
- --------------------------------------------------------------
Transportation equipment              $9,590         $6,191
Machinery and equipment                  306            306


                                       9,896          6,497

Less accumulated amortization          4,415          3,477


Net leased property under
   capital leases                     $5,481         $3,020


                                  As of June 30, 1994, future net minimum lease payments under capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                        Capital        Operating
                                        leases          leases
- ----------------------------------------------------------------
1995                                    $2,170         $  150
1996                                     1,785             20
1997                                     1,430             20
1998                                     1,190             10
1999                                       389             --
Thereafter                                 176             --


Total minimum lease payments             7,140         $  200



Less amount representing interest,
   calculated at the Company's
   incremental borrowing rate             (791)


Present value of net minimum
   lease payments                       $6,349

                             ENGLAND/CORSAIR, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


6.   COMMITMENTS

     (CONCLUDED)                  EMPLOYEE BENEFITS

                                  The Company maintains a self-insurance
                                  program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $60 per participant annually, and aggregate claims up to $2,170 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

                                  WORKMEN'S COMPENSATION

                                  In July 1992, the Company began a
                                  self-insurance plan for workmen's
                                  compensation coverage. The Company is liable for claims up to $250 per employee and aggregate claims up to $1,100 annually.
                                  Self insurance costs are accrued based upon the aggregate of the expected liability for claims filed which have not been paid. The plan requires the Company to maintain
                                  $1,000 of letters of credit as security
                                  to cover potential claims.

                                  STOCKHOLDERS' AGREEMENTS

                                  The Company has agreements with its
                                  stockholders whereby the Company agrees to purchase all shares of a stockholder upon death at an amount established by the Board of Directors (currently $61 per share). The amount may be paid in cash or with notes to be repaid over a period not to exceed 60 months with interest at 5%. As a result of the potential redemptions, what would otherwise be classified as stockholders' equity is presented as equity subject to redemption in the accompanying balance sheets.


                                  RETIREMENT PLAN

                                  In August 1992, the Company adopted a
                                  tax-qualified employee benefit plan which meets the criteria of Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to defer from 1% to 25% of their compensation into the Plan up to specified limits per year ($9 during 1994). The Company contributes an additional amount equal to 25% of the employee contributions, limited to $1 per employee. Participants become fully vested in contributions made by the Company on a graduated scale defined in the Plan document. Company contributions were approximately
                                  $147 and $149 in the years ended June 30, 1994 and 1993, respectively.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


7.   TAXES ON INCOME (BENEFIT)    Provisions for federal and state income
                                  taxes in the statements of income are made up of the following components:

Year ended June 30,              1994       1993         1992
- ----------------------------------------------------------------
Current:
   Federal                      $  -       $   -        $1,925
   State                          72         285           245

                                  72         285         2,170


Deferred taxes (benefit):
   Federal                         -        (764)          (60)
   State                          50         (20)          (10)

                                  50        (784)          (70)

Total taxes on income
 (benefit)                      $122       $(499)       $2,100

                                  The absence of a provision for federal
                                  income taxes for the years ended June 30, 1994 and 1993 is due to the election by the Company, and consent by its stockholders to include their respective shares of taxable income of the Company in individual federal tax returns (S Corporation election). As a result of the election, federal deferred taxes were eliminated and included in income for the year ended June 30, 1993.

                                  The following summary reconciles income
                                  taxes at the maximum federal statutory rate with the effective rate.

                                           1994       1993       1992
                                             %          %          %
Provision for Federal income taxes
   at the statutory rate                     -            -      34.0
Increase (decrease) due to:
   State income taxes                      4.5          4.5       2.8
   Federal income taxes eliminated
      due to S corporation election          -        (13.0)        -
   Other                                     -            -       (.5)


Taxes on income (benefit)                  4.5         (8.5)     36.3

                             ENGLAND/CORSAIR, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
                                (IN THOUSANDS)

7.   TAXES ON INCOME (BENEFIT)
     (CONCLUDED)                  The components of the deferred income taxes
                                  at June 30, 1994 and 1993 are as follows:


                                               1994        1993
- ----------------------------------------------------------------
Deferred tax assets:
   Inventories                                $  3         $  9
   Allowance for doubtful accounts               3            3
   Accrued expenses                             31            8

Total deferred tax assets                       37           20

Deferred tax liability - depreciation          177          110

Total net deferred tax liability              $140         $ 90



8.   SUPPLEMENTAL CASH
     FLOW INFORMATION             Capital lease obligations of approximately
                                  $3,772 and $2,382 were incurred when
                                  the Company entered into leases for delivery vehicles and equipment in the years ended
                                  June 30, 1994 and 1993, respectively. The
                                  Company did not enter into capital lease obligations during the year ended June 30, 1992.


9.   COMMON STOCK                 During the year ended June 30, 1994, the
                                  Company entered into a plan whereby its
                                  existing common stock was exchanged for
                                  newly created Class A common stock and
                                  Class B common stock. The Class A common stock is voting stock which can only be held by individuals actively involved in the management of the Company. The Class B common stock is non-voting stock. The relative rights, preferences and limitations of the shares are otherwise the same. As a result, there are no shares of the old common stock outstanding.

10.  Other                        In the year ended June 30, 1994, the Company
                                  recorded a charge of $600 in connection with a
                                  a one time bonus paid to its former chairman of the
                                  board. Such charge is included in selling
                                  general and administrative expenses in the
                                  accompanying statements of income.



                                                                           F-18

                             ENGLAND/CORSAIR, INC.

                                BALANCE SHEETS
                         (IN THOUSANDS EXCEPT SHARES)

                                                          (UNAUDITED)
                                                          December 31,        June 30,
                                                              1994               1994

ASSETS

Current Assets:

  Cash and cash equivalents                                 $    285          $    218

  Accounts Receivable less allowance for losses
   of $68                                                      1,535               833

  Accounts Receivable from factors                             2,186             2,129

  Inventories (Note 3)                                         9,031             9,551

  Prepaid Expense                                                335               326

    Total Current Assets                                      13,372            13,057

  Net Property and Equipment                                  21,679            20,795

  Other Assets                                                   568               515

                                                            $ 35,619          $ 34,367

LIABILITIES AND EQUITY SUBJECT TO REDEMPTION

Current Liabilities:

  Accounts Payable                                          $  4,929          $  6,397

  Current Portion of Long Term Debt                            2,325             2,686

  Accrued Liabilities (Note 7)                                 3,214             1,962

    Total current liabilities                                 10,468            11,045

Long Term Debt

  Long Term Notes Payable                                      6,784             6,457

  Long Term Notes Payable to Shareholders                      1,161             1,288

  Obligations under long term capital leases                   6,725             6,349

    Less Current Portion                                      (2,325)           (2,686)

    Long Term Debt                                            12,345            11,408

    Deferred Taxes                                               140               140

      Total Long Term Liabilities                             12,485            11,548


Equity Subject to Redemption (Notes 4 and 5)

  Common stock (Notes 6 and 9):
    Class A, without par value - shares authorized,
      500,000; issued 262,252                                    262              .262
    Class B, without par value - shares authorized,
      500,000; issued 72,678                                      73               .73

  Retained Earnings                                           13,774            12,882

    Less Treasury Stock at cost, 37,600 shares
      of Class A common stock                                 (1,443)           (1,443)

      Total Equity Subject to Redemption                      12,666            11,774

      Total Liabilities and Equity Subject to Redemption    $ 35,619          $ 34,367

  Commitments (Note 4)

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                         INCOME STATEMENTS (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    Six Months Ended
                                             December 31,    December 31,
                                                 1994             1993
                                               --------        ---------
Net Sales                                     $ 50,127         $ 50,524

Cost of Sales                                   41,183           41,609

    Gross Profit                                 8,944            8,915

Selling, general and administrative
  expenses                                       6,094            6,686

    Operating Profit                             2,850            2,229

Interest Expense                                  (948)            (590)

Interest Income                                     32               34

Miscellaneous Income                                38               11

    Income before taxes                          1,972            1,684

    Income Taxes                                    81               67

      Net Income                             $   1,891         $  1,617

Pro forma income taxes                        $    727         $    620

Pro forma net income                          $   1,245        $   1,064

Average Shares                                     297              298

Pro forma net income
 Per Share                                    $   4.19         $   3.57

Dividends Per Share                           $   3.36         $   5.92

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                      STATEMENT OF CASH FLOWS (UNAUDITED)
                                (IN THOUSANDS)

                                                        Six Months Ended
                                                  December 31,   December 31,
                                                      1994            1993

Cash flows from operating activities:
  Cash received from customers                     $ 49,368         $50,897
  Cash paid to suppliers and employees              (46,265)        (47,410)
  Interest paid                                        (944)           (596)
  Interest received                                      32              34
  Income taxes paid                                      (6)             (2)
  Other receipts                                         38              11
Net cash provided by operating activities             2,223           2,934
Cash flows from investing activities:
  Distributions to stockholders                        (143)         (1,763)
  Capital expenditures                               (1,014)           (641)
  Increase in cash surrender value of insurance          (5)            (54)
Net cash used in investing activities                (1,162)         (2,458)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt            2,960             806
  Principal payments on long term debt               (2,760)           (677)
  Principal payments under capital lease obligations (1,194)           (691)
Net cash used in financing activities                  (994)           (562)
Net increase in cash                                     67             (86)
Cash, beginning of year                                 218             109
Cash, end of year                                    $  285         $    23


Reconciliation of net income to net cash provided by
 operating activities
   Net income                                         $1,891         $ 1,617


   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                    1,699           1,245
      Change in assets and liabilities:
       Decrease (increase) in accounts receivable       (759)            373
       Decrease (increase) in inventories                520            (260)
       Decrease (increase) in prepaid expenses and
        other assets                                     (57)           (249)
       Increase (decrease) in payables and accrued
        expenses                                      (1,071)            208

Total adjustments                                        332           1,317

Net cash provided by operating activities             $2,223          $2,934

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


Note 1 - In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of December 31, 1994 and the results of operations and cash flows for the six months ended December 31, 1994 and December 31, 1993.

Note 2 - The results of operations for the six months ended December 31, 1994 are not necessarily indicative of the results to be expected for the full year.

Note 3 - Inventories are summarized as follows:

                                                    (in Thousands)

                                           December 31, 1994    June 30, 1994
Finished products, including tables             $ 3,026             $2,784

Work-in-process                                     419                516

Raw materials                                     5,586              6,251

Total Inventories                                $9,031             $9,551

Note 4 - The Company has agreements with its stockholders whereby the Company agrees to purchase all shares of a stockholder upon death at an amount estab-lished by the Board of Directors (currently $61 per share). The amount may be paid in cash or with notes to be repaid over a period not to exceed 60 months with interest at 5%. As a result of the potential redemptions, what would otherwise be classified as stockholders' equity is presented as equity subject to redemption in the accompanying balance sheets.

Note 5 - On January 13, 1995, the Company, La-Z-Boy Chair Company ("La-Z-Boy") and LZB Acquisition, Inc. ("LZB"), a wholly-owned subsidiary of La-Z-Boy, executed an agreement which provides for the acquisition of the Company by LZB pursuant to the terms of the Amended and Restated Reorganization Agreement, on the effective date, holders of La-Z-Boy's stock will receive, at their election, either shares of La-Z-Boy's common stock, La-Z-Boy's 8% Unsecured Promissory Notes due 1999 and/or cash. Holders of La-Z-Boy's stock will also receive Performance Units which will provide for additional considerations in respect of the Merger if certain defined performance goals are achieved by the Company subsequent to the Merger.

Note 6 - During the six months ended December 31, 1994 and 1993, capital lease obligations of approximately $1,570,000 and $3,009,000 respectively, were incurred when E/C entered into leases for delivery vehicles.

Note 7 - The pro-forma balance sheet reflects dividends totaling approximately $856 declared but not paid as of December 31, 1994. In February E/C received life insurance proceeds totaling $850 on key man policies covering the former chairman of the board, Dwight England, who died in January, 1995. On
February 23, 1995 E/C distributed 50% of these proceeds or $1.43 per share to its shareholders in accordance with the provisions of the Reorganization Agreement. See "The Merger and Related Transactions - Distributions Prior to Closing." Dividends will be distributed for the period January through the effective date of the merger based on 60% of the taxable income earned during this period.